Exhibit 99.1
November 10, 2008
Stewart Swain
Todd Robinson
c/o Michael D. Brent
Boult, Cummings, Conners & Berry, PLC
1600 Division Street, Suite 700
Nashville, Tennessee 37203
Dear Gentlemen:
Thank you for your letter of November 6, 2008 and your continuing interest in Advocat Inc.
The Board of Directors of the Company has received and reviewed your letter (copy attached), which requests that the Company consider a business combination with various assets and entities owned or controlled by you and your affiliates. As stated in the Company’s public securities filings, and as reiterated on the investor conference call held Friday, November 7, 2008, the Company is actively pursuing a business plan and strategy that the Board feels is in the best interests of the Company’s shareholders. In light of this, the Board believes that engaging in discussions with you at this time is not advisable.
As part of the Board’s stated objective of enhancing shareholder value, we have been and remain open to considering a business combination with interested parties at the right time and on the right terms. However, the Board has concluded that this proposal has not been delivered at a time, nor does it contemplate a transaction, which is consistent with this objective.
Sincerely,

/s/ Wallace E. Olson

Wallace E. Olson
Chairman of the Board

1621 Galleria Boulevard       •       Brentwood, Tennessee 37027-2926       •      (615) 771-7575       •      (615) 771-7409